Exhibit 99.1

PRESS CONTACT: Ralph A. Beattie, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

Capital Senior Living Launches New Branding Strategy

and New Responsive Website

Website for senior living company includes easy-to-use search function, driving directions, blog

Dallas, TX – (BUSINESS WIRE)—May 28, 2013 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced the launch of its new branding strategy that involves an integrated marketing program inclusive of a refreshed corporate logo, enhanced marketing content, new responsive website and a new color palette and image scheme. A new responsive website was designed to make searching for senior living services easier than ever.

The complete makeover of the company’s branding strategy and site unites the company’s 102 communities, located in geographically concentrated regions, under one new corporate identity and facilitates the assimilation of newly-acquired communities in a consistent manner.

Capital Senior Living Corporation’s new responsive website, found at www.capitalsenior.com, was designed to make searching for Independent Living, Assisted Living and Memory Care services easier than ever. Visitors to the website will find easy-to-use pull-down menus to make searching for a senior care community simple and informative. Users will learn about apartment and community features that make a property unique as well as planning resources and funding solutions for families. The site can be utilized not only on personal computers but also on mobile and tablet devices which have become popular tools to search for senior care. New sections include a calendar of activities specific to each community and blog posts highlighting our chefs, news on senior health-related issues and tips for families, detailed maps and directions to our communities and more.

“Our new branding strategy and our new website solidify our commitment in ensuring value to our residents providing quality senior living services at reasonable prices,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “While our website has undergone a dramatic visual change to make it easier to navigate, we also are providing our residents, their families and future residents with more quality content to help them view the inter-workings of our communities.”

Visitors to the site also can:

•	Read content about a community’s features, services, amenities and dining options.

•	Take a sneak peek inside a community with new floor plans; a gallery of photos showing common areas, the dining room, exterior features and apartment interiors; and a video set to calming music.

•	Search for communities quickly, with our new comprehensive “Find a Community” platform that allows users to search for communities by location and by level of service needed.

About Capital Senior Living

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. Our operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. Its communities emphasize a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place. During the first quarter of 2013, we operated 102 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 13,700 residents.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.